UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2010

Sinclair Broadcast Group, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-26076	52-1494660
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10706 Beaver Dam Road Hunt Valley, MD	21030
(Address of principal executive offices)	(Zip Code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Senior Notes Offering and Indenture

On October 4, 2010, Sinclair Television Group, Inc. (“STG”), a wholly-owned subsidiary of Sinclair Broadcast Group, Inc. (the “Company”), issued $250 million aggregate principal amount of 8.375% Senior Notes due 2018 (the “Notes”), which mature on October 15, 2018, pursuant to an indenture, dated as of October 4, 2010 (the “Indenture”), by and among STG, the Company and the other guarantors identified therein (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee.

The net proceeds from the offering of the Notes will be used to fund the tender offers by STG for up to $60 million in principal amount of the Company’s 6% Convertible Subordinated Debentures due 2012 (the “6% Debentures”) and any and all of STG’s 8% Senior Subordinated Notes due 2012 (the “8% Notes” and, together with the 6% Debentures, the “Tender Securities”). Any remaining net proceeds not used to repurchase the Tender Securities upon consummation of the tender offers may be used for general corporate purposes. The closing of the offering of the Notes was a condition to the consummation of the tender offers.

The Notes were priced at 98.567% of their par value and will bear interest at a rate of 8.375% per annum payable semi-annually on April 15 and October 15, commencing on April 15, 2011. Prior to October 15, 2014, STG may redeem the Notes, in whole or in part, at any time at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, plus a premium as set forth in the Indenture.  Beginning on October 15, 2014, STG may redeem some or all of the Notes at any time at the redemption prices set forth in the Indenture.  In addition, on or prior to October 15, 2013, STG may redeem up to 35% of the Notes using the proceeds of certain equity offerings.  Upon the sale of certain of STG’s assets or certain changes of control, the holders of the Notes may require STG to repurchase some or all of the Notes.

STG’s obligations under the Notes, as set forth in the Indenture, are jointly and severally guaranteed by the Guarantors.

The Indenture contains certain restrictive covenants including, but not limited to, restrictions on indebtedness, liens, payments, investments, mergers, consolidations, liquidations and dissolutions, acquisitions, sales and other dispositions of assets and affiliate transactions.  These covenants are subject to a number of exceptions and limitations as described in the Indenture.  The Indenture also includes events of default, including certain cross-acceleration provisions, customary for an agreement of its type.

The Notes are not registered under the Securities Act of 1933, as amended, or any state securities law. Absent registration, the Notes currently may be sold only pursuant to an applicable exemption from the requirements for registration.

Registration Rights Agreement

Concurrent with STG’s entering into the Indenture, STG also entered into a registration rights agreement by and among STG, the Guarantors and J.P. Morgan Securities LLC as representative for Wells Fargo Securities, LLC, Citadel Securities LLC, BNP Paribas Securities Corp. and UBS Securities LLC (the “Registration Rights Agreement”). Under the Registration Rights Agreement, STG and the Guarantors have agreed to use their reasonable best efforts to (i) file a registration statement on Form S-4 (the “Exchange Offer Registration Statement”) covering an offer to exchange (the “Exchange Offer”) the Notes for new notes in the same aggregate principal amount as and with terms identical in all respects, other than with respect to applicable transfer restrictions, to the Notes (the “Exchange Notes”), (ii) cause the Exchange Offer Registration Statement to be declared effective and (iii) consummate the Exchange Offer not later than 60 days after such effective date.  The Exchange Offer shall remain open for not less than 20 business days.

Under certain circumstances, STG and the Guarantors may be required to use their reasonable best efforts to (a) file a shelf registration statement relating to the resale of the Notes (the “Resale Shelf”), (b) have the Resale Shelf be declared effective, and (c) keep the Resale Shelf continuously effective for one year or such shorter period that will terminate when all the registrable securities covered by the Resale Shelf have been sold thereunder.

STG will be required to pay additional interest on the Notes if it fails to comply with its obligations to register the Notes within the specified time periods or, after any registration statement relating to the Notes becomes effective, if such registration statement ceases to be effective or the prospectus contained therein ceases to be usable for certain time periods described in the Registration Rights Agreement.

The foregoing summary does not purport to be a complete statement of the terms and conditions of the Indenture, the Registration Rights Agreement and the transactions contemplated thereby, and such summary is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, copies of which are attached hereto as Exhibits 4.1 and 4.2, respectively, and both of which are incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 8.01.  Other Events.

On October 4, 2010, the Company announced the early tender results of the tender offer by STG for the 8% Notes.  The related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

4.1           Indenture, dated as of October 4, 2010, by and among Sinclair Television Group, Inc., the guarantors identified therein and U.S. Bank National Association, as trustee.

4.2           Registration Rights Agreement, dated as of October 4, 2010, by and among Sinclair Television Group, Inc., the guarantors identified therein and J.P. Morgan Securities LLC as representative for Wells Fargo Securities, LLC, Citadel Securities LLC, BNP Paribas Securities Corp. and UBS Securities LLC.

99.1         Press Release dated October 4, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Vice President / Chief Accounting Officer

Dated:  October 6, 2010